Exhibit 99.1



                                              Contact:   Raymond O'Rourke
                                                         Media Relations
                                                         212-761-4262


[COMPANY LOGO] Morgan Stanley                            For Immediate Release



Stephan F. Newhouse Named President of Morgan Stanley;
Vikram Pandit to Head Institutional Securities Division
Robert G. Scott to Retire at Fiscal Year End

NEW YORK, October 13, 2003 -- Stephan F. Newhouse has been named president of Morgan Stanley, effective December 1, 2003, the firm announced today. Mr. Newhouse replaces Robert G. Scott, who will retire on that date after a 33-year career with the firm. Mr. Scott will remain a member of the Morgan Stanley Board of Directors until the firm's next annual meeting, in the spring of 2004.

Mr. Newhouse is currently co-head with Vikram Pandit of the firm's Institutional Securities Division. Mr. Pandit becomes head of the
Institutional Securities Division. Both Mr. Newhouse and Mr. Pandit will report to Morgan Stanley Chairman and Chief Executive Officer Philip J. Purcell.

"Bob Scott has been a key member of the management team that built Morgan Stanley's global franchise. Over the course of his long career, he has held leadership positions in virtually all of our businesses. And every one of them is better and stronger for his efforts," said Mr. Purcell, "We will miss his day-to-day contributions, but we are indeed fortunate that we can continue to avail ourselves of his knowledge, insights and judgment as he becomes an advisory director of the firm."

As President of Morgan Stanley, Mr. Newhouse will focus on developing the firm's international activities across all of its businesses and its global investment banking franchise. He will also take on an expanded role in key client relationships and the overall client relationship management process. Mr. Newhouse will remain Chairman of Morgan Stanley International, in

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which capacity he will continue to work a significant portion of his time from the firm's international headquarters in London.

"Since becoming chairman of Morgan Stanley International three years ago, Steve Newhouse has traveled more than half a million miles to work with clients in every corner of the globe. Few executives bring as much passion and energy to their jobs as he does. Now all of our businesses will benefit from his uniquely successful approach to developing the best people on the best teams to serve our clients," said Mr. Purcell.

Robert G. Scott joined Morgan Stanley in 1970 and became a managing director of the firm in 1979. He has served as head of the firm's corporate finance and investment banking businesses. He led the Morgan Stanley team that structured the merger with Dean Witter Discover in 1997 and served as chief financial officer of the merged organization before he was named president early in 2001.

As an advisory director, Mr. Scott will continue to lead the firm's Diversity Council and serve as its principal liaison to New York-Presbyterian, the University Hospitals of Columbia and Cornell, including the Morgan Stanley Children's Hospital there.

Stephan F. Newhouse joined Morgan Stanley in 1979 and became a managing director in 1988. He began his career in corporate finance and later managed a number of the firm's capital markets businesses across several product areas, including private placements, high yield bonds and emerging markets debt. He was named to the management committee of Morgan Stanley in 1998.

Morgan Stanley is a global financial services firm and a market leader in securities, investment management and credit services. With more than 600 offices in 28 countries, Morgan Stanley connects people, ideas and capital to help clients achieve their financial aspirations.